Exhibit 99.1

PRESS RELEASE

Occidental Completes Acquisition of CrownRock
HOUSTON — August 1, 2024 — Occidental (NYSE: OXY) today announced today that it has closed its acquisition of CrownRock, L.P.
“By completing this transaction, Occidental adds assets that we believe make the best portfolio in our company’s history even stronger and more differentiated. We also welcome new team members who will combine with ours to form a high-performing employee base that is focused on safely and efficiently developing low-emission, low-cost energy,” said President and Chief Executive Officer Vicki Hollub.
About Occidental
Occidental is an international energy company with assets primarily in the United States, the Middle East and North Africa. We are one of the largest oil and gas producers in the U.S., including a leading producer in the Permian and DJ basins, and offshore Gulf of Mexico. Our midstream and marketing segment provides flow assurance and maximizes the value of our oil and gas. Our chemical subsidiary OxyChem manufactures the building blocks for life-enhancing products. Our Oxy Low Carbon Ventures subsidiary is advancing leading-edge technologies and business solutions that economically grow our business while reducing emissions. We are committed to using our global leadership in carbon management to advance a lower-carbon world. Visit oxy.com for more information.

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Contacts

Media	Investors
Eric Moses	R. Jordan Tanner
713-497-2017	713-552-8811
eric_moses@oxy.com	investors@oxy.com